Exhibit 99.1

The note below was shared today with EA employees by our CEO Andrew Wilson.

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Team,

Today we are announcing that Patrick Söderlund has made the decision to move on from EA. After nearly two decades as a pioneer for our company and industry, he will begin a new chapter later this year.

Patrick has been a trusted business partner and a great friend, and his inspiring leadership has had an outstanding impact on EA. As an integral part of the management team for many years - including as head of Worldwide Studios and, most recently, Chief Design Officer - he’s been an agent of change and transformation. From his early vision for Frostbite, which has now become a cornerstone for our technology strategy, to being a champion for Players First experiences, Patrick has always ensured we put creative at the center of everything we do. He has also been unwavering in his commitment to building our pipeline of amazing new games to come, and his fingerprints will be on the experiences that we bring to players well into the future.

We wish Patrick the very best in his next life adventure, and we thank him for his many significant contributions.

As Patrick transitions over the next three months, it’s important that we recognize how deep creativity runs through EA. It’s our core DNA, and both Patrick and I agree that we have never had a stronger set of leaders across the company. Our studios led by Laura Miele, marketing and publishing teams led by Chris Bruzzo, the technology organization led by Ken Moss and our growth teams led by Matt Bilbey, will all continue to disrupt the industry and pioneer for our players. We’re going to lean into the talent and expertise that all of our teams bring, and collectively own creative at Electronic Arts as a central element of our strategy going forward.

A few teams will move within our organization with this change. The SEED team led by Johan Andersson will join our studios group to continue driving advanced design and innovation at the leading edge of games. We’re deepening our focus on user experience, and welcoming Jason Wozencroft to our studios to lead a strong, unified UX approach for our games and services. And with new games and content playing a vital role in our networked future, the EA Originals and EA Partners teams led by Rob Letts will join our Strategic Growth group.

We’re now accelerating into a year where we are delivering some of the most impressive games our studios have ever created, with even more amazing projects in the pipeline. We’re pushing forward to offer access to more great games and content through our industry-leading subscription services. Our competitive gaming program is coming off one record-setting season and heading straight into the next with even higher aspirations. As a company, our culture of creativity and pioneering for our players is powering every step we take.

Thanks again to Patrick - he will always be a part of our EA family. And thank you all for leading us forward.

Andrew